UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2014

REACHLOCAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-34749	20-0498783
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

21700 Oxnard Street, Suite 1600, Woodland Hills, California	91367
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 274-0260

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Directors

On December 11, 2014, ReachLocal’s Board of Directors appointed Lawrence Kutscher and Thomas Hale to fill vacancies created by the resignations of two of its members, David Carlick and Bob Dykes, which are further discussed below.

Mr. Hale, 46, will serve as a Class III director until ReachLocal’s 2016 Annual Meeting of Stockholders and until his successor has been duly elected and qualified. The Board also appointed Mr. Hale to serve as a member of its audit committee. Mr. Hale has served as the Chief Product Officer of HomeAway.com, a publicly held vacation rental marketplace, since 2010. From 2008 to 2010, Mr. Hale served as the Chief Product Officer of Linden Lab, a privately held internet company. From 2007 to 2008, Mr. Hale was an entrepreneur-in-residence at Redpoint Ventures focused on social networking and virtual goods marketplaces. From 2005 to 2007, Mr. Hale was Senior Vice President and General Manager of the Knowledge Worker business unit of Adobe, a publicly held software firm, and from 1995 to 2005, Mr. Hale was Senior Vice President and General Manager of the communications, publishing and training division at Macromedia, a software firm that was later acquired by Adobe. Mr. Hale currently serves on the board of directors of IntraLinks Holdings, a publicly held provider of information exchange solutions. Mr. Hale holds a Bachelor of Arts in History and Literature from Harvard University.

Mr. Kutscher, 50, will serve as a Class I director until ReachLocal’s 2017 Annual Meeting of Stockholders and until his successor has been duly elected and qualified. The Board also appointed Mr. Kutscher to serve as a member of its compensation committee. Mr. Kutscher has served as the Chief Executive Officer of TravelClick, a privately held provider of solutions for the hospitality industry, since 2010. From 2006 to 2010, Mr. Kutscher served as the Chief Executive Officer of Register.com, a privately held web services company. From 2001 to 2006, Mr. Kutscher served as Senior Vice President and General Manager of the Small Business Group at Dun & Bradstreet, a publicly held business information company. Prior to Dun & Bradstreet, Mr. Kutscher held senior positions at Goldman Sachs and American Express. Mr. Kutscher holds an A.B. in Political Science from Brown University and a Masters in Business Administration from Columbia Business School.

In accordance with ReachLocal’s non-employee director compensation program, Messrs. Hale and Kutscher will each receive a $35,000 annual retainer for service as a director and an annual stock option award valued at $150,000 on the date of each annual meeting of stockholders following their appointment to the Board. Mr. Hale will also receive a $10,000 annual retainer for service as a member of the audit committee, and Mr. Kutscher will also receive a $5,000 annual retainer for service as a member of the compensation committee. In addition, on December 11, 2014, Messrs. Hale and Kutscher were each granted an option to purchase 30,000 shares of ReachLocal’s common stock at an exercise price of $3.17. The option will vest as to 1/3rd of the shares on the first, second and third anniversaries of the grant date, subject to their continued service through the applicable vesting date.

ReachLocal has also entered into indemnification agreements with Messrs. Hale and Kutscher. The indemnification agreements require ReachLocal to indemnify Messrs. Hale and Kutscher to the fullest extent permitted by Delaware law.

There are no arrangements or understandings between Messrs. Hale or Kutscher and any other persons pursuant to which either gentleman was selected as a director, and neither gentleman has a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Departure of Directors

On December 11, 2014, David Carlick, ReachLocal, Inc.’s Chairman of its Board of Directors, and Robert Dykes, also a director, each submitted their resignations from ReachLocal’s Board of Directors effective that same day. Accordingly, Mr. Carlick resigned from the Board’s nominating and corporate governance committee and Mr. Dykes resigned as the Chairman of the Board’s compensation committee. Neither resignation resulted from a disagreement with the company.

In connection with their resignations, ReachLocal has entered into consulting arrangements with Mr. Carlick and Mr. Dykes whereby they will each provide up to 10 hours of consulting service to ReachLocal each month through September 30, 2015. As consideration for the consulting services, Mr. Carlick and Mr. Dykes will each receive continued vesting of their unvested stock options.

Appointment of Chairman

Also on December 11, 2014, ReachLocal appointed Jim Geiger as Chairman of the Board. Mr. Geiger has been a member of the Board since 2007. In connection with his appointment as Chairman, Mr. Geiger was granted an option to purchase 100,000 shares of ReachLocal’s common stock at an exercise price of $3.17. The option will vest monthly over the two-year period beginning on the grant date.

A copy of the press release announcing the foregoing is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press Release dated December 11, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 11, 2014	REACHLOCAL, INC.

	By:	/s/ Ross G. Landsbaum
	Name:	Ross G. Landsbaum
	Title:	Chief Financial Officer